UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020

AVROBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38537	81-0710585
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139

(Address of principal executive offices, including zip code)

(617) 914-8420

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVRO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Press Release

On October 5, 2020, AVROBIO, Inc. (the “Company”) issued a press release announcing that it has entered into an agreement (the “License”) with The University of Manchester, England (“UoM”), whereby UoM granted to the Company an exclusive worldwide license under certain patent and other intellectual property rights, subject to certain retained rights, to develop, commercialize and sell an ex vivo lentiviral gene therapy for use in the treatment of Hunter syndrome, or mucopolysaccharidosis type II (MPSII).

As consideration for the License, the Company has agreed to pay UoM an upfront, one-time fee of $8.0 million. The Company is also required to make milestone payments up to an aggregate of $80.0 million upon the achievement of specified development and regulatory milestones, to pay royalties, on a product-by-product and country-by-country basis, of a mid-single digit percentage based on net sales of products licensed under the License, and to pay a low double-digit percentage of any sublicense fees received by the Company.

Unless terminated earlier, the License expires upon the later of 15 years from the effective date or the expiration of the last valid claim of the licensed patents, subject to certain surviving rights and obligations. UoM and the Company can each terminate the agreement in the event of the bankruptcy or insolvency of the other party, or a material breach by the other party and failure to cure such breach within a certain period of time. UoM has the right to terminate the agreement in the event of certain actions relating to challenge or opposition to the licensed intellectual property brought by the Company or its affiliates or sublicensees.

Concurrently with the License, the Company entered into a collaborative research funding agreement with UoM (the “CRFA”). Under the CRFA, the Company has agreed to fund the budgeted costs of an investigator-sponsored Phase 1/2 clinical trial to be sponsored by UoM in connection with the development activities under the License, which are currently estimated to equal approximately £9.1 million in the aggregate.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Financial Position

The Company continues to expect its existing cash and cash equivalents will enable the Company to fund its operating expenses and capital expenditure requirements into the second half of 2022, which is based on the Company’s current operating plan and takes into account the upfront payment due under the License and the budgeted costs under the CRFA that are expected to become due during such period.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by AVROBIO, Inc., dated October 5, 2020.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Forward Looking Statements

This Current Report on Form 8-K and certain of the materials furnished or filed herewith contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s financial position and cash runway guidance, as well as statements regarding the expected costs of the investigator-sponsored Phase 1/2 clinical trial for Hunter syndrome/MPSII. Any such statements that are not statements of historical fact may be deemed to be forward-looking statements.

Any forward-looking statements are based on the Company’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks regarding the accuracy of the Company’s estimates of expenses and future revenue, risks relating to the Company’s capital requirements and needs for additional financing, as well as risks that the costs of the investigator-sponsored Phase 1/2 clinical trial for Hunter syndrome/MPSII may exceed the Company’s estimates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. The Company explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVROBIO, INC.

Date: October 5, 2020	By:	/s/ Geoff MacKay
Geoff MacKay
President and Chief Executive Officer